EXHIBIT 5


Fonar Corporation                                     August 8, 2005
110 Marcus Drive
Melville, New York  11747

     Re:  Fonar Corporation
          Registration Statement on Form S-3

Gentlemen:

I have represented Fonar Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the registration statement filed with the Securities and Exchange Commission on Form S-3 (the "Registration Statement") relating to the proposed issuance of up to 10,000,000 shares (the "Shares") of the Company's common stock, par value $.0001 per share (the "Common Stock"). In this connection, I have examined originals or copies of such documents, corporate records, certificates of public officials and other documents as I deemed necessary to examine for purposes of this opinion.

I am of the opinion that when the shares of Common Stock covered by the Registration Statement have been issued in accordance with the terms of any prospectus or prospectus supplement thereunder, such shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

Very truly yours,
                                                   /s/  Henry T. Meyer
                                                   Henry T. Meyer, Esq.